NORTHERN FUNDS

SUB-ADVISORY AGREEMENT

Multi-Manager High Yield Opportunity Fund

Sub-Advisory Agreement (this “Agreement”) entered into as of the 23rd day of January, 2023, by and between Northern Trust Investments, Inc. (the “Adviser”), and BlackRock Investment Management, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Sub-Adviser”).

WHEREAS, the Adviser has entered into a Management Agreement with Northern Funds (the “Trust”) dated as of June 30, 2014 (“Management Agreement”), relating to the provision of portfolio management and administration services to the Multi-Manager High Yield Opportunity Fund (the “Fund”), a series of Northern Funds;

WHEREAS, the Management Agreement provides that the Adviser may delegate any or all of its portfolio management responsibilities under the Management Agreement to one or more sub-advisers

WHEREAS, the Adviser and the Trustees of the Trust desire to retain the Sub-Adviser to render portfolio management services to the Fund in the manner and on the terms set forth in this Agreement, and the Sub-Adviser is willing to provide such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Sub-Advisory Services.

(a)

The Adviser hereby appoints the Sub-Adviser to act as an investment adviser to the Fund for the periods and on the terms herein set forth. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

(b)

The Sub-Adviser shall, subject to the supervision and oversight of the Adviser, manage the investment and reinvestment of such portion of the assets of the Fund, as the Adviser may from time to time allocate to the Sub-Adviser for management (the “Sub-Advised Assets”). The Sub-Adviser shall manage the Sub-Advised Assets in conformity with (i) the investment objective, policies and restrictions of the Fund set forth in the Trust’s prospectus and statement of additional information relating to the Fund in effect, as they may be amended from time to time, and provided to the Sub-Adviser in advance, and any additional policies or guidelines as may be mutually agreed in writing by the Adviser and Sub-Adviser from time to time (ii) the asset diversification tests applicable to regulated investment companies pursuant to section 851(b)(2) and (3) of the Internal Revenue Code, (iii) the written instructions and directions received from the Adviser and the Trust as delivered; and (iv) the requirements of the Investment Company Act of 1940 (the “1940 Act”), the Investment Advisers Act of 1940 (“Advisers Act”), and all other federal and state laws applicable to registered investment companies and the Sub-Adviser’s duties under this Agreement, all as may be in effect from time to time. The foregoing are referred to below together as the “Policies.”

For purposes of compliance with the Policies, the Sub-Adviser shall be entitled to treat the Sub-Advised Assets as though the Sub-Advised Assets constituted the entire Fund, and the Sub-Adviser shall not be responsible in any way for the compliance of any assets of the Fund, other than the Sub-Advised Assets, with the Policies. Subject to the foregoing, the Sub-Adviser is authorized, in its discretion and without prior consultation with the Adviser, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Fund, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Sub-Advised Assets may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash, as the Sub-Adviser shall determine. Notwithstanding the foregoing provisions of this Section 1(b), however, (i) the Sub-Adviser shall, subject to its fiduciary duties to the Trust and upon and in accordance with written instructions from the Adviser, effect such portfolio transactions for the Sub-Advised Assets as the Adviser shall determine are necessary in order for the Fund to comply with the Policies, and (ii) upon notice to the Sub-Adviser, the Adviser may effect in-kind redemptions with shareholders of the Fund with securities included within the Sub-Advised Assets.

(c)

Absent instructions from the Adviser or the officers of the Trust to the contrary, the Sub-Adviser shall place orders pursuant to its determinations either directly with the issuer or with any broker and/or dealer or other person who deals in the securities in which the Fund is trading. With respect to common and preferred stocks, in executing portfolio transactions and selecting brokers or dealers, the Sub-Adviser shall use its best judgment to obtain the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, the Sub-Adviser may also consider, among other things, the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of

1934) provided to the Fund and/or other account over which the Sub-Adviser and/or an affiliate of the Sub-Adviser exercises investment discretion. With respect to securities other than common and preferred stocks, in placing orders with brokers, dealers or other persons, the Sub-Adviser shall attempt to obtain the best net price and execution of its orders, provided that to the extent the execution and price available from more than one broker, dealer or other such person are believed to be comparable, the Sub-Adviser may, at its discretion but subject to applicable law, select the executing broker, dealer or such other person on the basis of the Sub-Adviser’s opinion of the reliability and quality of such broker, dealer or such other person.

(d)

The Sub-Adviser acknowledges that the Adviser and the Trust may rely on Rules 17a-7, 17a-10, 10f-3 and 17e-1 under the 1940 Act, and the Sub-Adviser hereby agrees that it shall not consult with any other investment adviser to the Trust with respect to transactions in securities for the Sub-Advised Assets or any other transactions in the Trust’s assets, other than for the purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

(e)

The Sub-Adviser has provided the Adviser with a true and complete copy of its compliance policies and procedures for compliance with “federal securities laws” (as such term is defined under Rule 38a-1 of the 1940 Act) and Rule 206(4)-7 of the Advisers Act (the “Sub-Adviser Compliance Policies”). The Sub-Adviser’s chief compliance officer (“Sub-Adviser CCO”) shall provide to the Trust’s Chief Compliance Officer (“Trust CCO”) or his or her delegatee as soon as reasonably practicable (and in no event more than 30 days) the following:

(i)	a quarterly report of any material changes to the Sub-Adviser Compliance Policies;

(ii)

a report of any “material compliance matters,” as defined by Rule 38a-1 under the 1940 Act, if any, that have occurred in connection with the Sub-Adviser Compliance Policies, but only to the extent that (A) such material compliance matters are relevant to the Fund and (B) such disclosure is permitted by applicable law;

(iii)	a copy of the Sub-Adviser CCO’s report with respect to the annual review of the Sub-Adviser Compliance Policies pursuant to Rule 206(4)-7 under the Advisers Act; and

(iv)

an annual (or more frequently as the Trust CCO may reasonably request) certification regarding the Sub-Adviser’s compliance with Rule 206(4)-7 under the Advisers Act and Section 38a-1 of the 1940 Act as well as the foregoing sub-paragraphs (i) – (iii).

(f)

The Sub-Adviser may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Fund as well as other accounts managed by the Sub-Adviser, aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best overall terms available and execution with respect to common and preferred stocks and the best net price and execution with respect to other securities. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be most fair and equitable over time to the Fund and to its other accounts.

(g)

The Sub-Adviser, in connection with its rights and duties with respect to the Fund and the Trust shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

(h)

The services of the Sub-Adviser hereunder are not deemed exclusive and the Sub-Adviser shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby. The Sub-Adviser will waive enforcement of any non-compete agreement or other agreement or arrangement to which it is currently a party that restricts, limits, or otherwise interferes with the ability of the Adviser to employ or engage any person or entity to provide investment advisory or other services and will transmit to any person or entity notice of such waiver as may be required to give effect to this provision; and the Sub-Adviser will not become a party to any non-compete agreement or any other agreement, arrangement, or understanding that would restrict, limit, or otherwise interfere with the ability of the Adviser and the Trust or any of their affiliates to employ or engage any person or organization, now or in the future, to manage the Fund or any other assets managed by the Adviser.

(i)

The Sub-Adviser shall furnish the Adviser and the administrators of the Trust (together, the “Administrators”) periodic reports concerning portfolio transactions and performance of the Sub-Advised Assets as frequently and in such form as may be mutually agreed upon by the parties hereto, and agrees to review the Sub-Advised Assets with the Adviser and discuss the management of them. The Sub-Adviser shall promptly respond to requests by the Adviser, the Administrators to the Trust, and the Trust CCO or their delegates for copies of the pertinent books and records maintained by the Sub-Advisers relating directly to the Fund. The Sub-Adviser shall also provide the Adviser with such other information and reports, including information and reports related to compliance matters, as may reasonably be requested by them from time to time, including without limitation all material requested by or required to be delivered to the Board.

(j)

Unless otherwise instructed by the Adviser, the Sub-Adviser shall not have the power, discretion or responsibility to vote any proxies in connection with securities in which the Sub-Advised Assets may be invested, and the Adviser shall retain such responsibility.

(k)

The Sub-Adviser shall cooperate promptly and fully with the Adviser and/or the Trust in responding to any regulatory or compliance examinations or inspections (including any information requests) relating to the Trust, the Fund or the Adviser brought by any governmental or regulatory authorities. The Sub-Adviser shall provide to the Trust CCO or his or her delegate notice of any deficiencies that are identified by the United States Securities and Exchange Commission (“SEC”) in written correspondence to the Sub-Adviser and that relate to the services provided by the Sub-Adviser to the Fund pursuant to this Agreement. The Sub-Adviser shall provide such notification within a reasonable period after receiving the correspondence. The Sub-Adviser shall provide additional information with respect to such deficiencies as is reasonably requested by the Trust CCO or his or her delegatee.

(l)

The Sub-Adviser shall comply with all regulatory requirements applicable to the Sub-Adviser with respect to the filing of Schedule 13G and Form 13F as such requirements relate to the Sub-Advised Assets.

(m)

The Sub-Adviser shall maintain separate detailed records of all matters pertaining to the Sub-Advised Assets, including, without limitation, brokerage and other records of all securities transactions. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Adviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request. The Sub-Adviser further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

(n)	The Sub-Adviser shall promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitments under this Agreement.

(o)

The Sub-Adviser shall use its reasonable best efforts to notify the Adviser of any investment professional of the Sub-Adviser responsible for the management of the Sub-Advised Assets taking any seat on the board of any issuer whose securities are held by the Fund as part of the Sub-Advised Assets.

(p)

With respect to any investments, including but not limited to repurchase and reverse repurchase agreements, derivatives contracts, futures contracts, International Swaps and Derivatives Association, Inc. (“ISDA”) Master Agreements, and options on futures contracts (“futures”), which Sub-Adviser is hereby authorized to make so long as such investments are consistent with the investment objective, policies and restrictions of the Fund, the Adviser hereby authorizes and directs the Sub-Adviser to do and perform every act and thing whatsoever necessary or incidental in performing its duties and obligations under this Agreement including, but not limited to, executing as agent, on behalf of the Fund, brokerage agreements and other documents to establish, operate and conduct all brokerage or other trading accounts, and executing as agent, on behalf of the Fund, such agreements and other documentation as may be required for the purchase or sale, assignment, transfer and ownership of any permitted investment, including limited partnership agreements, repurchase and derivative master agreements, including any schedules and annexes to such agreements, releases, consents, elections and confirmations.

(q)

In the event the Adviser and/or the Custodian engages in securities lending activities with respect to the Sub-Advised Assets, the Sub-Adviser will not be a party to or may not necessarily be aware of such lending activities. It is understood that the Sub-Adviser shall not be responsible for settlement delay or failure, corporate action failure or any related costs or loss due to such activities.

(r)

Subject to the prior written consent of the Adviser, the Sub-Adviser is authorized to act for, represent, and purport to bind the Fund with respect to any Sub-Advised Assets in any legal or administrative proceeding involving the Trust or the Fund or any such proceeding involving any Sub-Advised Assets, including, without limitation, class action and bankruptcy proceedings; provided, however, that the Sub-Adviser shall not be responsible for filing proofs of claim or otherwise initiating or otherwise determining to participate in class action lawsuits with respect to the Sub-Advised Assets except as may be mutually agreed upon by the parties hereto.

(s)

The Sub-Adviser may, as permitted by rule, regulation or position of the staff of the SEC, utilize the personnel of its affiliates including foreign affiliates in providing services under this Agreement, provided that the Sub-Adviser remains solely responsible for the provision of services under this Agreement.

2.	Representations and Warranties of the Parties

(a)	The Sub-Adviser represents and warrants to the Adviser as follows:

(i)	The Sub-Adviser is a registered investment adviser under the Advisers Act;

(ii)

The Form ADV that the Sub-Adviser has previously provided to the Adviser is a true and complete copy of the form as currently filed with the SEC, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Sub-Adviser will make publicly available or promptly provide the Adviser and the Trust with a complete copy of all subsequent amendments to its Form ADV;

(iii)	The Sub-Adviser will carry at all times professional errors and omissions liability insurance in an appropriate amount, which insurance shall be primary to any insurance policy carried by the Adviser;

(iv)

The Sub-Adviser will furnish the Adviser with certificates of insurance in forms and substance reasonably acceptable to the Adviser evidencing the coverages specified in paragraph 2(a)(iii) hereof and will provide notice of termination of such coverages, if any, to the Adviser and the Trust, all as promptly as reasonably possible. The Sub-Adviser will notify the Adviser when the Sub-Adviser receives notice of any termination of the specified coverage; and

(v)	This Agreement has been duly authorized and executed by the Sub-Adviser.

(b)	The Adviser represents and warrants to the Sub-Adviser as follows:

(i)	The Adviser is registered under the Advisers Act; and

(ii)	Each of the Adviser and the Trust has duly authorized the execution of this Agreement by the Adviser.

(iii)	The Adviser represents and warrants that the Trust is a “qualified institutional buyer” as defined in Rule 144A(a)(iv) under the Securities Act of 1933, as amended.

3.	Obligations of the Adviser.

(a)

The Adviser shall provide (or cause the Custodian to provide) timely information to the Sub-Adviser regarding such matters as the composition of the Sub-Advised Assets, cash requirements and cash available for investment in the Sub-Advised Assets, and all other information as may be reasonably necessary for the Sub-Adviser to perform its responsibilities hereunder.

(b)

The Adviser has furnished the Sub-Adviser with a copy of the prospectus and statement of additional information of the Fund and agrees during the continuance of this Agreement to furnish the Sub-Adviser with copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Adviser agrees to furnish the Sub-Adviser with copies of any financial statements or reports made by the Fund to its shareholders, and any further materials or information that the Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement.

4. Custodian. The Adviser shall provide the Sub-Adviser with a copy of the Fund’s agreement with the custodian designated to hold the assets of the Fund (the “Custodian”) and any material modifications thereto (the “Custody Agreement”) that may affect the Sub-Adviser’s duties, copies of such modifications to be provided to the Sub-Adviser reasonably in advance of the effectiveness of such modifications. The Sub-Advised Assets shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). Unless otherwise instructed by the Adviser in writing, the Sub-Adviser shall not have the authority to act for or represent the Trust or the Adviser in providing instructions to the Custodian except in connection with the services provided by the Sub-Adviser pursuant to Section 1 of this Agreement. The Sub-Adviser shall have no liability for the acts or omissions of the Custodian, unless such act or omission is taken solely in reliance upon instruction given to the Custodian by a representative of the Sub-Adviser properly authorized to give such instruction under the Custody Agreement. Any assets added to the Fund shall be delivered directly to the Custodian.

5. Use of Name. During the term of this Agreement, the Adviser shall have permission to use the Sub-Adviser’s name in the marketing of the Fund, and agree to furnish the Sub-Adviser, for its prior approval (which approval shall not be unreasonably withheld) at its principal office all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Fund or the public that refer to the Sub-Adviser in any way. The Sub-Adviser agrees that the Adviser may request that the Sub-Adviser approve use of a certain type of marketing material, and that the Adviser need not provide for approval each additional piece of marketing material that is of substantially the same type.

During the term of this Agreement, the Sub-Adviser shall not use the Adviser’s name or the Trust’s name without the prior consent of the Adviser, unless required in a regulatory filing or otherwise required by law.

6. Expenses. During the Term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with the performance of its duties under paragraph 1 hereof other than the cost (including taxes, brokerage commissions and other transaction costs, if any) of the securities or other investment instruments purchased or sold for the Fund.

7. Compensation of the Sub-Adviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Sub-Adviser hereunder, the Sub-Adviser shall be paid the fees in the amounts and in the manner set forth in Appendix A hereto.

8. Independent Contractor Status. The Sub-Adviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Fund or the Adviser.

9. Liability and Indemnification.

(a)

Liability. The duties of the Sub-Adviser shall be confined to those expressly set forth herein with respect to the Sub-Advised Assets. The Sub-Adviser shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. Under no circumstances shall the Sub-Adviser be liable for any loss arising out of any act or omission taken by another sub-adviser, or any other third party, in respect of any portion of the Trust’s assets not managed by the Sub-Adviser pursuant to this Agreement.

(b)	Indemnification.

(i)

The Sub-Adviser shall indemnify the Adviser, the Trust and the Fund, and their respective affiliates and controlling persons (the “Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Adviser, the Trust or the Fund and their respective affiliates and controlling persons may sustain as a result of the Sub-Adviser’s breach of this Agreement or its representations and warranties herein or as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of their duties hereunder.

(ii)

The Adviser shall indemnify the Sub-Adviser, its affiliates and its controlling persons (the “Sub-Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, arising from, or in connection with, the Adviser’s breach of this Agreement or its representations and warranties herein or as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of their duties hereunder or violation of applicable law; provided, however, that the Sub-Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

10. Effective Date and Termination. This Agreement shall become effective as of the date of its execution, and:

(a)

unless otherwise terminated, this Agreement shall continue in effect until June 30, 2024, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, the Adviser or the Sub-Adviser, cast in person (or otherwise, as consistent with applicable laws, regulations and related guidance and relief) at a meeting called for the purpose of voting on such approval;

(b)	this Agreement may at any time be terminated either by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund;

(c)	this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Management Agreement; and

(d)	this Agreement may be terminated by the Sub-Adviser on 60 days’ written notice to the Adviser and the Trust, or by the Adviser immediately upon notice to the Sub-Adviser.

Termination of this Agreement pursuant to this Section 10 shall be without the payment of any penalty.

11. Amendment. This Agreement may be amended at any time by the written mutual consent of the Adviser and the Sub-Adviser, subject to the requirements of the 1940 Act and rules and regulations promulgated and orders granted thereunder.

12. Assignment. The Sub-Adviser may not assign this Agreement and this Agreement shall automatically terminate in the event of an “assignment,” as such term is defined in Section 2(a)(4) of the 1940 Act. The Sub-Adviser shall notify the Adviser in writing sufficiently in advance of any proposed change of “control,” as defined in Section 2(a)(9) of the 1940 Act, so as to enable the Trust and/or the Adviser to: (a) consider whether an assignment will occur, (b) consider whether to enter into a new Sub-Advisory Agreement with the Sub-Adviser, and (c) prepare, file, and deliver any disclosure document to the Fund’s shareholders as may be required by applicable law.

13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Illinois and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (subject to paragraph 10 (c) hereof) and, to the extent provided in paragraph 9 hereof, each Sub-Adviser and Adviser Indemnified Person. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

14. Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding any party’s customers or consumers is disclosed to the other party in connection with this Agreement, the other party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

15. Confidentiality. Any information or recommendations supplied by either the Adviser or the Sub-Adviser, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including without limitation portfolio holdings of the Trust, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence. Except as may be required by applicable law or rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the Custodian, and such persons as the Adviser may designate in connection with the Sub-Advised Assets. The Adviser acknowledges that certain information, data or analyses may be proprietary to the Sub-Adviser or otherwise consist of nonpublic information, and agrees that nothing in this Agreement shall require the Sub-Adviser to provide any information, data or analysis in contravention of applicable legal or contractual requirements, and, with respect to any information that is provided, agrees to use any such information only for the purpose of pricing the Sub-Advised Assets and to maintain their confidentiality.

16. Client Information Security: Pursuant to the Gramm-Leach-Bliley Act, the Sub-Adviser agrees to implement reasonable measures that are designed to:

1) Ensure the security and confidentiality of any of the Fund’s shareholder personal information (“Shareholder Information”) in Sub-Adviser’s possession or control;

2) Protect against any anticipated threat or hazards to the security or integrity of Shareholder Information;

3) Protect against unauthorized access to or use of Shareholder Information that could result in substantial harm or inconvenience to any Fund shareholder; and

4) Ensure the proper disposal of Shareholder Information.

The Sub-Adviser also agrees to notify Adviser as soon as possible of any security breach or acquisition of Shareholder Information by an unauthorized person.

17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois.

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Nina Staley
Name:	Nina Staley
Title:	Sr. Vice President

Sub-Adviser

BLACKROCK INVESTMENT MANAGEMENT, LLC

By:	/s/ Jared Murphy
Name:	Jared Murphy
Title:	Managing Director

Appendix A

Sub-Advisory Fees

As full compensation for the services and expenses assumed by the Sub-Adviser pursuant to this Agreement, the Sub-Adviser shall be entitled to a fee paid by the Adviser and determined in accordance with the following provisions:

1. Sub-Adviser’s Fee. The Sub-Adviser’s fee shall be calculated quarterly and will be equal to (i) the product of (a) the average of the value of the Sub-Advised Assets on each “Valuation Date” during the applicable calendar quarter times (b) the “Aggregate Assets Fee Rate” divided by four. If the Sub-Adviser provides investment advisory services for less than a full calendar quarter, the fee will be pro-rated based on the actual number of days during the quarter that the Sub-Adviser provided services to the Fund divided by 90. The Adviser shall pay the Sub-Adviser’s fee quarterly in arrears and within 60 days after the end of the applicable calendar quarter.

2. Definitions.

(a) “Valuation Date” shall mean (i) each day in each month for the Sub-Advised Assets; and (ii) the close of business on the last day of each month for the “Other Accounts.”

(b) “Other Accounts” shall mean all of the accounts and funds, other than the Sub-Advised Assets, managed by the Sub-Adviser for or on behalf of Northern Trust Investments, Inc. and/or its affiliates that have a substantially similar investment strategy for which the Sub-Adviser is being engaged pursuant to this Agreement.

(c) “Aggregate Assets Fee Rate” shall mean the quotient of fees calculated by applying “Aggregate Assets” to the “Aggregate Assets Fee Schedule” and dividing by the “Aggregate Assets.”

(d) “Aggregate Assets Fee Schedule” shall mean the following annual fee schedule:

[Material Redacted Pursuant to an Exemptive Order Issued by the U.S. Securities and Exchange Commission]

(e) “Aggregate Assets” shall mean the value of the Sub-Advised Assets and the Other Accounts on the Valuation Date during the applicable calendar quarter. The values for the Sub-Advised Assets and Other Accounts shall be as reported by the applicable custodian and fund administrator.

(f) “Sub-Advised Assets” shall mean the assets managed by the Sub-Adviser pursuant to this Agreement.